Code of Ethics and conduct

A.           Introduction

Honesty and integrity are the desired hallmarks of Pine Cobble Capital, LLC.  We strive to maintain the highest standards of ethics and conduct in all of our business relationships.  This Code of Ethics and Conduct covers a wide range of business practices and procedures and applies to the principals and employees of the Company in their conduct of the business and affairs of the Company.  While it is impossible to cover every issue that may arise, it is an attempt to set out basic principles to guide the principals and employees of the Company in every aspect of fulfilling their fiduciary responsibilities with respect to the Company and its clients.  This Code of Ethics and Conduct has been adopted by the Company with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which the Company files with the Securities and Exchange Commission, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code of Ethics and Conduct, and (5) accountability for adherence to this Code of Ethics and Conduct.

As part of the required standards of conduct, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner.

•	To mislead such client, including by making a statement that omits material facts.

•	To engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such client.

•	To engage in any manipulative practice with respect to such client.

•	To engage in any manipulative practice with respect to securities, including price manipulation.

The Company has created the position of Compliance Officer and the holder of such position shall be responsible for the implementation of this Code of Ethics and Conduct and all record-keeping functions mandated hereunder. The Compliance Officer shall promptly report to the Principals all violations of or deviations from, this Code of Ethics and Conduct.

This Code of Ethics and Conduct is intended as a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR under the Investment Company Act of 1940, and is specifically applicable to the principal (s), financial officer (s), and accounting officer (or persons performing similar functions), of the Company (i.e. "Covered Persons").

All records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.  All records and reports created or maintained pursuant to this Code of Ethics and Conduct are intended solely for the internal use of the Company, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

B.          Compliance with Laws, Rules and Regulations

The Company expects its principals and employees to comply with all laws, rules and regulations applicable to the Company’s operations and business.  The principals and employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.  The Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.  A good guideline, if in doubt on a course of action, is "Always ask first, act later - if you are unsure of what to do in any situation, seek guidance before you act."

C.           Conflicts of Interest

The principals and employees of the Company should be scrupulous in avoiding any conflict of interest with regard to the Company’s interests.  A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Company’s investors.  A conflict situation can arise when a principal or employee pursues interests that prevent the individual from performing his duties to the Company objectively and effectively.  Conflicts of interest also arise when a principal or employee or member of the individual's family receives undisclosed, improper benefits as a result of the individual's position with the Company.  Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest are prohibited as a matter of Company Policy.  Conflicts of interest may not always be evident, and individuals should consult with the principals or the Company’s legal counsel if they are uncertain about any situation.  In no event, however, shall investment in any security be made outside the Company’s Policy on Personal Securities Transactions (or comparable policy or code then in effect).

D.           Corporate Opportunities

The principals and employees shall not take for themselves personally opportunities that are discovered through the use of their position with the Company.  The principal and employees owe a duty to the Company and its investors to advance their legitimate interests when the opportunity to do so arises.  In no event, however, shall investment in any security made in accordance with the Company’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the funds managed by the Company.

E.           Confidentiality

The principal and employees shall exercise care in maintaining the confidentiality of any confidential information respecting the Company or its investors, except where disclosure is authorized or legally mandated.  The principal and employees should consult with the Company’s legal counsel if they believe they have a legal obligation to disclose confidential information.  Confidential information includes non-public information that may be helpful to competitors, or otherwise harmful to the Company or its investors.  The obligation to preserve confidentiality of this information continues after association with the Company ends.

F.           Fair Dealing

The principal and employees should endeavor to deal fairly with the Company’s investors, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the principal or employee to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

G.           Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage.  No gift or entertainment should ever be offered, given, provided or accepted by the principals or employees in connection with the Company’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

The policies below are not intended to prohibit small, commonplace gifts among business associates in the ordinary course of business.  Modest gifts to express appreciation, recognize notable circumstances or achievements or address a particular interest are acceptable in customary context and frequency.  A key question is whether the gift could reasonably be expected to compromise the objectivity of the employee in the eyes of our investors.  The value levels of gifts that introduce these concerns will vary based on context.

Similarly, employees are not restricted from partipating in customary business-related entertainment (including meals, sporting events and other activities) that is reasonable in scope and frequency.  As with non-entertainment gifts, the overriding concern is whether participation would have either the effect or appearance of detracting from our independent judgement and commitment to the best interest of our clients.  The nature and expense of events that raise the specter of improper influence will vary based on circumstances.

Gift Policy

Employees are generally prohibited from giving or receiving any gift, hospitality or other offering of more than $100 per year.  Any employee who gives or receives, directly or indirectly, anything of value to/from any person or entity that does business with (of on behalf of Pine

Cobble) in excess of $100 per year is required to disclose the item/event on the Conflicts of Interest Certification.  The following are excluded from this limitation:

•	Promotional items of nominal value that display a fund or company logo, such as golf balls, shirts, towels and pens are not subject to the $100 per person annual gift limit.

•
Business Development and Educational Items are not subject to $100 limit but must be associated with activities related to the Private Funds and cannot be preconditioned on the achievement of a sales target.

•	Personal gifts (e.g. wedding gifts or congratulatory gifts for the birth of a child) are permissible.

•	Entertainment, training and educational seminars (see details below).

Entertainment Policy

Business meals and entertainment are common in the industry.  Employees may provide or accept meals, event tickets or other comparable forms of entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sale target or other incentive.  Employees must be present at the entertainment event and all expenses must be reported on the Pine Cobble Gifts and Entertainment Log.  Any entertainment expense in excess of $500 requires pre-approval by the Compliance Officer.

Approvals and Reporting

Timing of Requests for Approval.  Approval for entertainment in excess of $500 should be sought in advance of receipt where practical and otherwise promptly following receipt.  We recognize that circumstances may arise in which an entertainment event exceeds its expected scope and advance approval is not practical.  In such situations, we rely on the professional judgement of our employees to act in accordance with the principles expressed in this policy and to notify the Compliance Officer as soon as reasonably practical afterwards.

Reporting.  Gifts and entertainment above any applicable thresholds will be recorded in the gift and entertainment log.  Log entries will include the date of the gift or event, the giving and receiving persons, a brief description and the value of the gift or entertainment expense.

Assigned Values.  The thresholds for reporting and approval herein are intended to be applied on a per employee and per gift/event basis.  For each gift or event subject to this policy, the employee should apply a reasonable estimate of the gift or event value when the actual cost information is unavailable.  With respect to gifts to the office or to groups of employees, the limitations may be applied by allocating corresponding values equally among all employees or among employees in the subject group.  These thresholds are provided as guidelines, however, and should not be relied upon in substitution for the professional judgement of employees when gifts of lesser values, due to the frequency of particular circumstances associated therewith, raise concerns of real or perceived impropriety.

H.           Protection and Proper Use of Company Assets

The principals and employees should endeavor to protect the Company’s assets and pursue their efficient investment in accordance with the Company’s business purposes and declaration of trust.  Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the procedures described under "Reporting Illegal or Unethical Behavior."

The obligation of the principals and employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code of Ethics and Conduct.

I.           Insider Trading

The principals and employees should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs.  The principals and employees are expected to familiarize themselves with the Policy Statement on Inside Information, adopted by the Company (see below).  If they have questions about these guidelines, they should consult with the Compliance Officer or the Company’s legal counsel.

J.           Reporting Illegal or Unethical Behavior

The Company encourages each employee to talk to the principals or the Compliance Officer about observed illegal or unethical behavior, or when the employee is in doubt about the best course of action in a particular situation.  Employees should report actual and suspected violations of laws, rules, regulations or this Code of Ethics and Conduct to appropriate personnel.  If an individual does not believe it appropriate or is not comfortable approaching the principal or Compliance Officer about their concerns, then the individual may contact the Company’s legal counsel.  If the individual's concerns require confidentiality, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.  The Company will not permit retaliation of any kind by or on behalf of the Company or its principals or employees against good faith reports or complaints of violations of this Code of Ethics and Conduct or other illegal or unethical conduct.

K.           Reporting and Disclosure

It is of critical importance that the Company’s filings with the Securities and Exchange Commission, including specifically investor reports, contain full, fair, accurate, timely and understandable disclosure.  The principals and employees should become familiar with the disclosure laws and regulations applicable to the Company, consistent with the individual's authority and duties.  Depending on the situation at hand, each employee may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair and understandable.  The Company expects employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.  The principals and employees may be asked to certify as to the accuracy of all responses and information provided for inclusion in the Company’s public reports and filings.

L.           Recordkeeping

The Company requires accurate recording and reporting of information in order to make responsible business decisions.  It is expected that the principals and all employees, consistent with the employee’s individual authority and duties, to maintain the Company’s books, records, accounts and financial statements in reasonable detail, and to appropriately reflect the Company’s transactions in conformity with applicable legal requirements and the Company’s system of internal controls.

Records supporting the Code of Ethics will be maintained for a minimum of two years in Pine Cobble’s home office and four additional years in an easily accessible place, for a total of six years.

The following records shall be maintained for the required document retention period:

•	A copy of each Code that has been in effect at any time during the last six years.

•	A record of any violation of the Code and any action taken as a result of such violation for six years from the end of the fiscal year in which the violation occurred.

•
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past six years was, an Access Person. (These records must be kept for six years after the individual ceases to be an Access Person of the Firm.)

•	Holdings and transaction reports made pursuant to the Code.

•	A list of the names of persons who currently, or within the past six years, were access persons or investment personnel.

•	A record of any decisions and supporting reasons that grant access persons a waiver from or exception to the Code. Maintain for six years.

•	Copies of all reports provided to Senior Management regarding the annual review of the Code and a listing of any material violations. Maintain for six years.

•	A record of persons responsible for reviewing the access persons reports currently and during the previous six years.

M. Accounting and Financial Reporting Concerns

The Company seeks to comply with all applicable financial reporting and accounting regulations applicable to the investors.  Employees who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving the Company are encouraged to submit those concerns or complaints to the Compliance Officer who will, subject to his duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially.  These submissions may also be directed to the attention of the Company’s legal counsel or audit service provider.

N.           Personal Securities Transactions

All employees of Pine Cobble are deemed to be Access Persons for Purposes of this Code of Ethics.

“Access Person” as defined by the Investment Adviser’s Act shall mean a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Access Person” as defined by the Investment Company Act shall mean any Advisory Person of a Fund or of a Fund’s investment adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser.  All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Funds.

A “non-reportable security” under this Code is any direct investment in Pine Cobble’s pooled investment vehicles, United States Treasury securities, ETFs, municipal securities and mutual funds.  Investments other than these are deemed to be “reportable securities” for purposes of this Code.

The Company has adopted a strict policy prohibiting investments in any securities by an Access Person1 beyond direct investments in the Company’s pooled investment vehicles, United States Treasury securities, ETF’s, municipal securities and mutual funds.  Investments in Initial Public Offerings (IPOs) or Private Placements are prohibited.  All Access Persons are required to sign an Annual Acknowledgement of Compliance with the Code of Ethics and Personal Trading Policy. Refer to Annex A for a copy of the Annual Acknowledgement Form.

1.	Reporting Requirements

 1 Unless otherwise indicated, all provisions of this Code apply to the principal and employee’s spouse, children under the age of 18, whether or not living with the principal or employee, and accounts in the name of relatives or other individuals living with the principal or employee or for whose support the principal or employee is wholly or partially responsible.

a.	Initial Holdings Reports

All Access Persons must provide the Compliance Officer with an Initial Holdings Report (Annex A1) within 10 days of becoming an Access Person. The report must include a list of all accounts and the holdings of all reportable securities.  The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.
NOTE:  Any new reportable brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the Compliance Officer.

b.	Quarterly Transaction Reports

All Access Persons must report, within 30 days of quarter end, any securities transactions that took place during the prior calendar quarter.  Access Persons will complete the Quarterly Reporting Form in Annex A2 and provide original account statements which detail all transactions undertaken.  Reports and statements are submitted to the Compliance Officer.

c.	Annual Holdings Reports

All Access Persons must submit an Annual Holdings Report by January 30.   The report must include a list of all accounts and the holdings of all reportable securities as of December 31. The Annual Holdings Report is in Annex A3.

2.	Review of Personal Security Transaction Reports

The Compliance Officer will review the initial, quarterly and annual holdings reports to confirm there were no violations of the Code, evidence of improper trading activities or conflicts of interest by the Access Person.  Holdings reports are maintained by the Compliance Officer in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

Note:  Should the Compliance Officer wish to engage in any securities transactions, holdings reports will be submitted to the Portfolio Manager for review.

3.	Restricted Transactions & Restricted List
Certain transactions in which the Company engages may require, for either business or legal reasons that accounts of any Client Account do not trade in the subject securities for specified time periods.  A security will be designated as “restricted” if the Company is involved in a transaction which places limits on the aggregate position held by the accounts in that security due primarily to the fact that the Company is in possession of material non-public information. The Restricted List will contain the names of all the securities that fit the above description and will be updated as necessary be the Compliance Officer and posted to a shared directory to be viewed by all employees of the Company. The Compliance Officer will determine which securities are restricted, and will deny permission to effect transactions in such securities.  In addition, the Compliance Officer will inform the Company’s Managing Partners, Robert Nicholson and Zev Nijensohn, of the securities designated as restricted, and they will not be authorized to transmit any orders with respect to such securities.  Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

4.	“NASD-restricted Issues”.
The Company may from time to time purchase securities in public offerings made through member firms of the National Association of Securities Dealers, Inc. (the “NASD”).  NASD member firms are not permitted to sell securities offered in IPO’s (“Restricted New Issues”) to accounts in which certain persons involved in the securities industry (“Restricted Persons”) have a significant beneficial interest.  In order to enable the Company to participate in Restricted New Issues, the Company will require each Client to provide information to enable the Company to determine whether the Client is a Restricted Person.  When the Company invests in a Restricted New Issue, the profits and losses associated with the investment will be specially allocated exclusively to those Clients who are permitted by the NASD rules to have a beneficial interest therein.

The NASD rules permit Restricted Persons to have in the aggregate up to a 10 percent participation in Restricted New Issues.  If the ownership of the Company by Restricted Persons exceeds the 10 percent threshold, the Company will allocate such excess amount pro rata among the capital accounts of Clients who are not Restricted Persons.

O.           Policy Statement on Inside Information

The principal and all employees2 are prohibited from engaging in any securities transaction for their own benefit or for the benefit of others, including any clients, while in possession of material, non-public information concerning such securities.  Material information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company’s securities.  Material information does not have to relate to a company’s business.  For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material.  Similarly, information concerning significant transactions which the Company intends to execute on behalf of any funds managed by it or other managed accounts could be material information and is prohibited from being communicated.  Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals, major litigation, liquidity problems, and extraordinary management developments.  Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public, such as information appearing in the Dow Jones news service, Reuters Economic Services, The Wall

 2 Unless otherwise indicated, all provisions of this Policy Statement apply to the principal and employee’s spouse, children under the age of 18, whether or not living with the principal or employee, and accounts in the name of relatives or other individuals living with the principal or employee or for whose support the principal or employee is wholly or partially responsible.

Street Journal or other publications of general circulation or communications generally available to the public.

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Company, except to the Compliance Officer.  In addition, care should be taken so that such information is secure.  For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.  Penalties for trading on or merely communicating material, non-public information is severe, both for the individuals involved in such unlawful conduct and their employers.  A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

Contacts with public companies will sometimes be a part of a Company’s research efforts.  Persons providing investment advisory services to clients may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.  Difficult legal issues arise, however, when, in the course of these contacts, an employee becomes aware of material, non-public information.  This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  To protect yourself, clients and the Company, you should contact the Compliance Officer immediately if you believe that you may have received material, non-public information.

P.           Administration and Enforcement of the Code

New Employee Acknowledgement
New employees must acknowledge they have read and understand and agree to comply with this Code of Ethics and Personal Trading Policy.

Annual Employee and Amendment Acknowledgements
All employees are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process.  Amendments will be distributed via e-mail and again, an acknowledgement must be completed and returned to the CCO.

Sanctions
Violations of the Code may result in disciplinary action against any Managing Member or employee.  The disciplinary action may be whatever the Chief Compliance Officer deems appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment.  Violations may also be referred to civil or criminal authorities where appropriate.

Compliance Officer

The Chief Compliance Officer is responsible for the overall administration and enforcement of Pine Cobble’s Code of Ethics.  Any questions should be directed to him at the contact information provided below:

Kurt Dahlgren
Chief Compliance Officer
Pine Cobble Capital, LLC
60 William Street, Suite 140
Wellesley, MA  02481
Phone:  781-431-2093
E-mail:  kurt@pinecobblecapital.com